Exhibit 15.5

February 9, 2017

Re: United States Securities Exchange Commission

Dear Sirs/Mesdames:

I hereby consent to (a) Gustavson Associates being named in the Annual Report on Form 20-F of ArcelorMittal SA for the year ended December 31, 2016 (the “2016 20-F”) as having prepared the 2016 ore reserve estimate for ArcelorMittal SA’s Las Truchas  mine in Mexico, and (b) the incorporation by reference of the 2016 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-202409 on Form F-3 (as amended by Post-Effective Amendment No. 1).

Yours truly,

Gustavson Associates

Per:

/s/ Donald E. Hulse

Donald E. Hulse P.E.

V.P. Mining